Exhibit No. 3(i)(c)


                              ALBERTO-CULVER COMPANY



                            CERTIFICATE OF AMENDMENT OF
                       RESTATED CERTIFICATE OF INCORPORATION



The undersigned, being the President of Alberto-Culver Company, a Delaware corporation, pursuant to Section 242 of the General Corporation Law of the State of Delaware, does hereby certify as follows:
   FIRST: That the Restated Certificate of Incorporation of said corporation has been amended by amending the first paragraph of Article 4 to read as follows:
                    4. The total number of shares which the Corporation shall have authority to issue is One Hundred Fifty Million (150,000,000), par value $0.22 per share, Seventy-Five Million (75,000,000) of which shall be "Class A Common Stock" and Seventy-Five Million (75,000,000) of which shall be "Class B Common Stock." The Class A Common Stock and the Class B Common Stock are hereinafter sometimes called collectively the "Common Stock."

   SECOND: That such amendment has been duly adopted by resolution of the board of directors and approved by the vote of a majority of the votes entitled to be cast, by the vote of a majority of the shares of Class A Common Stock entitled to be voted, and by the vote of a majority of the shares of Class B Common Stock entitled to be voted, at the annual meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

   IN WITNESS WHEREOF, the undersigned has signed this certificate this 23rd day of January, 1997.



                                      ALBERTO-CULVER COMPANY




                                      /s/H. B. Bernick
                                     ----------------

                                      Howard B. Bernick

                                      President





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